EXHIBIT 10.19

January 27, 2014

Mr. Scott Cooley
4427 Harvey Ave.
Western Springs, IL 60558

Re:    Treatment of Outstanding Stock Incentive Awards

Dear Scott:

The purpose of this letter is to document your agreement with Morningstar, Inc. (“Morningstar”) with respect to the treatment of your stock options and restricted stock units outstanding under Morningstar’s 2004 Stock Incentive Plan and 2011 Stock Incentive Plan when Morningstar approved your leave of absence that commenced on November 16, 2013.

During the period of your approved leave of absence, you will retain the following stock incentive awards (the “Retained Awards”), as follows:

•	Your non-statutory stock option, granted on May 15, 2011, to purchase 8,000 shares of Morningstar common stock, will remain outstanding and continue to vest during your approved leave of absence.

•
Your restricted stock unit award, granted on May 15, 2011, with respect to 3,317 restricted stock units, together with all dividend equivalents units accruing with respect to such award, will remain outstanding and continue to vest during your approved leave of absence.

Upon the commencement of your leave of absence, and as a condition to Morningstar’s approval of your leave of absence, you forfeited the following stock incentive awards (the “Forfeited Awards”), as follows:

•
Your restricted stock unit award, granted on May 15, 2010, with respect to 5,748 restricted stock units, was terminated as of November 16, 2013, resulting in the forfeiture on such date of 1,437 unvested restricted stock units and 24.9392 unvested dividend equivalent units accruing under such award.

•
Your restricted stock unit award, granted on May 15, 2012, with respect to 6,855 restricted stock units, was terminated as of November 16, 2013, resulting in the forfeiture on such date of 5,142 unvested restricted stock units and 53.7262 unvested dividend equivalent units accruing under such award.

Please sign below to acknowledge your consent to the treatment of your stock incentive awards as described above.

In consideration for Morningstar’s approval of your leave of absence, and the continued vesting of certain equity awards as described above, you knowingly and voluntarily release and forever discharge Morningstar and any of its present or future parents, subsidiaries or related entities and each of their respective successors and assigns, affiliates, and the current and former directors, officers, managers, members, shareholders, employees, and agents of each of them (any and all of which are referred to herein as the “Releasees”) of and from all debts, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, counter-claims, cross-claims, demands, and liabilities whatsoever in law and in equity of every name and nature, known or unknown, that you have, claim to have ever had, or ever claimed to have had against any of the Releasees in connection with the Forfeited Awards, as described herein.

BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ THIS LETTER AGREEMENT THOROUGHLY, UNDERSTAND ITS TERMS, AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. YOU UNDERSTAND THAT THIS LETTER AGREEMENT IS A LEGAL DOCUMENT.

Please return this executed letter to Paul Reiman as soon as possible, but in any event no later than February 7, 2014. If you have any questions, please do not hesitate to contact Paul Reiman at 312-696-6160.

Sincerely,

MORNINGSTAR, INC.

By:     /s/ Joe Mansueto
Joe Mansueto

AGREED

/s/ Scott Cooley
Scott Cooley

Date: 2/3/2014